Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan (as Amended and Restated March 19, 2020) of BioCryst Pharmaceuticals, Inc. of our reports dated March 13, 2020, with respect to the consolidated financial statements of BioCryst Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 10, 2020